Exhibit 99.1

Anchor Glass Names Darrin Campbell Chief Executive Officer, Member of Board of Directors
- - Richard Deneau Retires as CEO and Member of Board of Directors -
- - Carlton Donaway Joins Board of Directors -

TAMPA, Florida, November 5, 2004 — Anchor Glass Container Corporation (NASDAQ:AGCC) today announced that Darrin Campbell, 39, has been named chief executive officer of Anchor Glass and elected to the board of directors. Richard Deneau, 57, has retired from his position as chief executive officer and director of Anchor Glass, effective November 4. Also, Carlton Donaway, 53, an advisor to Cerberus Capital Management L.P., Anchor Glass’ majority shareholder, has been elected to Anchor Glass’ board of directors, raising the size of the board to 9 from 8. Mr. Donaway will serve as the lead director overseeing the Anchor Glass current and comprehensive operational review.

Alan H. Schumacher, chairman of Anchor Glass’ board of directors, stated “On behalf of the entire board, I would like to thank Rick for his leadership and judgment during Anchor Glass’ intensive period of company restructuring. His guidance and counsel has been invaluable. Rick has agreed to remain available on a consultative basis, and we appreciate being able to avail ourselves of his industry expertise.”

Mr. Schumacher continued, “Darrin is a highly capable executive who successfully led the company’s sales initiatives. He was instrumental in completing the company’s capital market transactions, and is now making tremendous progress with the operational review to achieve the company’s goals of sustained higher levels of free cash flow through improved margins and asset productivity. He has the board’s complete confidence in his ability to achieve the company’s corporate objectives as he assumes leadership of the Anchor Glass team.”

Mr. Schumacher concluded, “We welcome Carl Donaway to Anchor Glass’ board of directors. Carl’s past tenure as chief executive officer of a Fortune 500 company and his senior executive roles with organizations of significant scale make him an excellent resource for Anchor Glass as the company pursues its strategic objectives, in particular providing board oversight to the operational review. We look forward to the benefit of his experience.”

Peter Reno, interim chief financial officer, will retain this role.

Mr. Deneau joined Anchor Glass in 1997 as president and chief operating officer and became chief executive officer in 2002. Mr. Campbell joined Anchor Glass in 2000 as vice president, pricing and business development, was named executive vice president of sales in 2001, became chief financial officer in 2002, and was named president and chief operating officer in 2004. Carlton Donaway is currently engaged as an advisor to Cerberus Capital Management LLC, Anchor Glass’ majority shareholder. Formerly, Mr. Donaway was executive chairman of DHL Holdings USA, chairman, president, and chief executive officer of Airborne Inc., and president and chief executive officer of ABX Air Inc.

Other Announcements and Third Quarter 2004 Conference Call

Separately, today Anchor Glass announced the closure of its Connellsville facility, and also reported third quarter financial results. These announcements will be discussed during a conference call today, Friday, November 5, 2004 at 10:00 a.m. Eastern Time. Interested parties may listen to the call at www.shareholder.com/anchor/medialist.cfm or via the conference call line at (800) 475-3716.

About Anchor

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; and changes in environmental and other government regulations. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.

Investor Contacts:	Peter Reno, Interim Chief Financial Officer
Anchor Glass Container Corporation
813/882-7811

Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212/838-3777

Media Contact:	Chenoa Taitt
Lippert/Heilshorn & Associates
212/838-3777

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